EXHIBIT 10.1

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 11, 2002 (the “Effective Date”), by and between BRE PROPERTIES, INC., a Delaware corporation (the “Company”), and CONSTANCE B. MOORE (the “Executive”).

BACKGROUND

          WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions of this Agreement.

          NOW, THEREFORE, in consideration of the covenants, duties, terms, and conditions set forth in this Agreement, the parties agree as follows:

          1.     Term.  The term of this Agreement is from September 1, 2002 to August 31, 2005, unless earlier terminated pursuant to Section 7 (the “Term”).  Executive shall commence the rendering of services under this Agreement as of September 1, 2002 (the “Start Date”).  This Agreement shall automatically be extended from year to year for one-year terms beginning on August 31, 2005, provided that (a) the Company or the Executive does not give notice of termination to the other party, as described in Section 14.1 below, at least 75 days prior to the end of the then-current term; (b) the Agreement has not been terminated pursuant to Section 7 below; or (c) the parties have not entered into a new agreement with respect to the subject matter hereof.

          2.     Duties.  Executive shall be employed by the Company as its Executive Vice-President – Chief Operating Officer.  Executive shall be under the direction and supervision of the Company’s Chief Executive Officer (“CEO”) and its Board of Directors (the “Board”).  Executive shall devote her full business time and best efforts to the Company, with her powers and duties to be determined by the CEO.  Executive shall not, except for incidental management of her personal financial affairs, engage in any other business, nor shall she serve in any position with any other corporation or entity (including, without limitation, as a member of such entity’s Board of Directors), without the prior written consent of the Board; provided, however, that Executive shall be permitted to continue her service as a member of the Advisory Board of Studio27 Inc.  The Company agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during her employment hereunder.

          3.     Compensation.  During the Term, Executive shall be entitled to receive compensation in accordance with this  Section 3.

                    3.1     Base Salary.  Executive shall receive an annual base salary (“Base Salary”) of $300,000 commencing on her first day of work.  The Board, in its discretion, may review the Base Salary annually beginning with the calendar year 2004 and adjust the Base Salary based on relevant circumstances.  The Base Salary shall be payable by the Company to the Executive in equal installments on the dates payments of salary are regularly made by the Company to its executive employees.

                    3.2     Annual Performance Bonus.  Executive shall be eligible to receive an annual incentive bonus (the “Annual Bonus”) targeted at 100% of Base Salary for each fiscal year of the Company during the Term except that the initial Annual Bonus shall be computed on a pro rata basis for fiscal year 2002.  The amount of the Annual Bonus shall be based on the achievement of predefined operating, performance or other criteria established by the CEO or by the Board (the “Annual Criteria”).  It is anticipated that, for any given year, the amount of the Annual Bonus could range from 0% of Base Salary (in the event of a failure to achieve the Annual Criteria), to 100% of Base Salary (in the event of achievement of the Annual Criteria), to between 100% and 150% of Base Salary (in the event the Annual Criteria are exceeded).  Except as otherwise specified in this Agreement, Executive shall earn the Annual Bonus only at the end of each of the Company’s fiscal years during the Term.  The Annual Bonus, if earned, shall be paid within 90 days after the end of each fiscal year.

                    3.3     Initial Incentive Awards.

                              (a)     Stock Options.  On the Effective Date of this Agreement and subject to Executive commencing work, pursuant to the 1999 BRE Stock Incentive Plan, the Company shall grant Executive a stock option to purchase 125,000 shares of the Company’s Common Stock (“Common Stock”) at an exercise price equal to the Market Value on the date of this Agreement which shall vest in equal annual share installments over five years (the “Options”) and the Options shall be evidenced by a stock option agreement containing the terms and provisions of such Options (including, without limitation, term and termination provisions) together with such other terms and conditions as the Company may reasonably require to assure compliance with applicable law and stock exchange requirements.

                              (b)     Stock Loan.  The Company shall also make a full recourse, five-year loan to Executive in an amount equal to the aggregate price for 15,000 shares of Common Stock at Market Value on the Effective Date of this Agreement (the “Stock Loan”).  The Stock Loan shall be made pursuant to a loan agreement between Company and Executive in the standard Company form (the “Loan and Stock Pledge Agreement” in the form of Exhibit A), under which the shares so acquired (and any securities resulting from ownership of such shares) shall be pledged by Executive to the Company as collateral for amounts payable under the Loan and Stock Pledge Agreement.  Executive shall also receive from the Company a long term bonus arrangement in substantially the form of Exhibit B (the “Bonus Arrangement”) providing for a maximum bonus after five years in an amount equal to the principal amount of the loan described in the Loan and Stock Pledge Agreement.

                    3.4     Future Long-Term Incentive Awards.  Beginning with the year commencing on January 1, 2003, and continuing w ith each subsequent fiscal year during the Term, Executive shall be eligible to receive additional long-term incentive awards at the discretion of the Board.  It is contemplated that such awards will take into account financial, operating, and other results achieved during the preceding fiscal year as well as future long-term performance goals.  Such awards may be in the form of options, restricted shares, SARs, stock sales, stock grants, forgivable loans, long-term bonus arrangements, or any other form of long-term compensation, as determined by the Board.  However, regardless of form, it is contemplated that the annual awards to Executive will provide Executive with the opportunity to receive, assuming achievement of all applicable performance goals, the financial equivalent of (i) a forgivable performance-based five-year loan to purchase 10,000 shares of Common Stock (with interest payable quarterly), and (ii) options to purchase 75,000 shares of Common Stock at Market Value on the date of award; provided, however, that with respect to the award for both stock options and the forgiveable performance based stock loan anticipated to be granted on or about January 31, 2003, any such award shall be prorated to reflect Executive’s partial year of service in 2002.

          4.     Benefits.    During the Term, Executive shall be entitled to receive such other benefits and to participate in such benefit plans as are generally provided by the Company to its executive employees, including, without limitation, parking and profit sharing and insurance plans.  Executive shall be entitled to four weeks vacation for each calendar year.

          5.     Expenses.  The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing her duties under this Agreement in accordance with Company policy.  In addition, Executive shall be reimbursed by the Company

(upon presentation and approval of appropriate documentation) for reasonable out-of-pocket expenses related to relocating to the San Francisco Bay Area for moving expenses for household goods, travel for Executive and family to the San Francisco Bay Area, trips for locating housing, and a temporary housing allowance not to exceed $6,000 per month for a period of up to six months.

          6.     Restricted Stock.  If at any time prior to December 31, 2002, Executive purchases Common Stock either directly from the Company or from third parties (other than Common Stock to be purchased by Executive pursuant to the provisions of Section 3.3 or 3.4 of this Agreement), Executive shall be awarded restricted stock from the Company, in the ratio of 1 share for each 10 shares of Common Stock purchased (provided, that, the Company’s obligations under this Section 6 shall not apply to any purchases of Common Stock with a dollar value in excess of $500,000), pursuant to the Company’s 1999 BRE Stock Incentive Plan (the “1999 Plan”) and a Restricted Stock Purchase Agreement that will provide for three years cliff vesting with respect to the award and require Executive to covenant not to sell any of the purchased Common Stock for a period of three years from purchase.  In the event of a violation of this covenant, Executive will forfeit restricted stock granted hereunder in the same proportion as the shares transferred in violation of the covenant bear to the total number of shares of Common Stock purchased on which the award of restricted shares was based.

          7.     Termination of Employment.

                   7.1     Termination Due to Death or Disability; Voluntary Termination.  If at any time during the Term, Executive shall die, suffer any Disability (as defined below), or voluntarily terminate her employment by the Company (including a non-renewal of this Agreement as the result of Executive providing Company with notice of non-renewal pursuant to Section 1 of this Agreement), then, in any such event, her employment under this Agreement shall automatically terminate on the date of death, upon any Disability, or the date of voluntary termination, as the case may be.  As used herein, the term “Disability” shall mean the inability of Executive to perform her duties because of physical or mental illness or incapacity as determined by the Board.

                   7.2     Termination by the Company for Good Cause.  During the term, the Company may terminate this Agreement and Executive’s employment at any time for Good Cause.  In such event, this Agreement shall terminate on such date as shall be specified in writing by the

Company.  As used herein, the term “Good Cause” shall mean (i) any act or omission of gross negligence, willful misconduct, dishonesty, or fraud by Executive in the performance of her duties hereunder or in material violation of the Company’s employment policies and practices, (ii) the failure or refusal of Executive to perform the duties or to render the services assigned to her from time to time by the CEO or the Board, (iii) the charging or indictment of Executive in connection with a felony or any misdemeanor involving dishonesty or moral turpitude, or (iv) the material breach by Executive of this Agreement or the breach of Executive’s fiduciary duty or duty of trust to the Company as reasonably determined by the Company.

                   7.3     Termination by the Company Other Than for Good Cause.  During the term, the Company may terminate this Agreement and Executive’s employment for any reason other than for Good Cause.   A non-renewal of this Agreement resulting from Company providing Executive with notice of non-renewal pursuant to Section 1 of this Agreement shall be deemed a termination other than for Good Cause.   In such event, this Agreement shall terminate on the 30th day following written notice of such termination by the Company.

          8.     Compensation upon Termination.

                   8.1     Termination Other Than in Connection With a Change in Control.

                              (a)     In the event of termination of Executive’s employment pursuant to Section 7.1 or 7.2, the Company shall not be obligated, from and after the date of termination, to provide to Executive, and Executive shall not be entitled to receive from the Company, any compensation (including any payments of Base Salary, Annual Bonus, or other awards) or other benefits; except that if termination pursuant to Section 7.1 is due to death or Disability, Executive or her estate shall receive, within 90 days after the close of the fiscal year in which the death or Disability occurred, a lump-sum payment equal to the estimated Annual Bonus that the Executive would have earned for the fiscal year in question (based on actual performance relative to MBO Criteria for the fiscal year and Executive’s contribution up to the date of death or Disability), calculated on a pro-rated basis to the date of termination.  In the case of any termination of employment pursuant to Sections 7.1, 7.2, or as a result of non-renewal of the Initial Term or any renewal term, the outstanding balance under the Loan and Stock Pledge Agreement, and any other similar agreements Executive and the Company enter into pursuant to Section 3.4 (collectively the “Stock Loan Agreements”), and all accrued interest, shall be due and payable in full 15 days following the termination date.   In the case of termination based upon death or Disability, the amount of any Bonus Arrangement shall be earned in such amount as determined by the Pro Rata Calculation (in which case, the Company may delay the due date to complete the Pro Rata Calculation).  For the purpose of this Agreement, “Pro Rata Calculation” shall mean a pro rata application of Sections 2.1, 2.2, and 2.3 of each of the Bonus Arrangements as described in Exhibit B to this Agreement, taking into consideration the number of full months worked and the Company’s performance data through the last quarter having ended 45 days or more prior to the termination date, not withstanding the fact that such sections of the Bonus Arrangements may not provide for such pro rata application.

                              (b)     In the event of termination of Executive’s employment pursuant to Section 7.3, the Company shall provide Executive with the following compensation within fifteen (15) days after the Company’s receipt of the release of Executive described in Section 8.1(c) below:

                                        (i)     Executive shall be entitled to receive a lump-sum payment from the Company equal to (a) two hundred percent of her then Base Salary if termination occurs prior to Executive’s first Annual Bonus being determined with respect to a full year of employment pursuant to Section 3.2; (b) her then Base Salary plus the amount of the Annual Performance Bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of the Annual Performance Bonus for her first full year and prior to the determination for the second full year; or (c) for any subsequent termination, her then Base Salary plus the average of the Annual Performance Bonus awarded in the prior two years;

                                        (ii)     the amount payable under each Loan and Stock Pledge Agreement shall be due and payable within fifteen (15) days after such termination; and

                                        (iii)     Executive shall be entitled to receive payment under the Bonus Arrangement in such amount as determined by the Pro Rata Calculation.

                              (c)      Executive’s right to receive any of the payments or other compensation (including, without limitation, loan forgiveness) to be made to Executive pursuant to this Section 8.1 shall be contingent on Executive providing  the Company a full and complete release of all known and unknown claims against the Company and its representatives.

                   8.2     Termination Following a Change in Control.  The following provisions shall apply in lieu of Section 8.1 if, and only if, the termination of Executive’s employment occurs within 12 months following a Change in Control (as defined in Section 8.2(d)):

                              (a)     In the event of termination of Executive’s employment pursuant to Section 7.1 due to death or disability, or pursuant to Section 7.2, the provisions of Section 8.1(a) apply.

                              (b)     In the event of termination of Executive’s employment pursuant to Section 7.1 due to voluntary termination by Executive without Good Reason (as defined below), the provisions of Section 8.1(a) shall apply except that, provided that Executive gives the Company not less than ninety (90) days prior written notice of such voluntary termination and uses her reasonable efforts to assist the Company with the necessary transition during the period between the notice of termination and the termination itself, the Company shall pay Executive within 15 days after the Company’s receipt from Executive of the release described in Section 8.2(f) below:  a lump-sum payment from the Company equal to:  (x) two hundred percent (200%) of her then Base Salary if termination occurs prior to Executive’s first Annual Bonus being determined pursuant to Section 3.2 with respect to a full year of employment; (y) her then Base Salary plus the amount of the Annual Performance Bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of the Annual Performance Bonus for her first full year and prior to the determination for the second full year; or (z) for any subsequent termination, her then Base Salary plus the average of the Annual Performance Bonus awarded in the prior two years.  As used herein, the term “Good Reason” means (i) a material reduction in Executive’s duties, responsibilities, or authority, or (ii) the Company’s relocation of the Executive, without the Executive’s consent, to a location outside of the San Francisco metropolitan area.

                              (c)     In the event of termination of Executive’s employment pursuant to Section 7.1 due to voluntary termination by Executive with Good Reason, or pursuant to Section 7.3,  the Company shall provide Executive with the following compensation within 15 days after the Company’s receipt from Executive of the release described in Section 8.2(f) below:

                                          (i)     Executive shall be entitled to receive a lump-sum payment from the Company equal to:  (x) four hundred percent (400%) of her then Base Salary if termination occurs prior to Executive’s first Annual Bonus being determined with respect to her first full year of employment pursuant to Section 3.2; (y) two times her then Base Salary plus two times the amount of the Annual Performance Bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of the Annual Performance Bonus for her first full year and prior to the determination for the second full year; or (z) for any subsequent termination, two times her then Base Salary plus the sum of the Annual Performance Bonus awarded in the prior two years;

                                          (ii)     all restrictions (except applicable federal and state securities law) on any shares of Common Stock awarded to Employee under Section 3 would be eliminated and such shares would fully vest in Executive;

                                          (iii)    any unvested stock options (including the Options) held by Executive at the date of termination, would vest and become fully exercisable for a period of three months from the date of termination;

                                          (iv)     the amount payable under each Loan and Stock Pledge Agreement shall be due and payable within fifteen (15) days of termination; and

                                          (v)      Executive shall be entitled to receive payment under the Bonus Arrangement in such amount as determined by the Pro Rata Calculation.

                              (d)     As used herein, a “Change in Control” shall be deemed to have occurred when any of the following events occur:

                                          (i)       any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as in effect on the date hereof, (a “Person”)) acquiring “beneficial ownership” (as defined in Rule 13D-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

                                          (ii)      a change in the Board that is the result of a proxy solicitation(s) or other action(s) to influence voting at a shareholders’ meeting of the Company (other than by voting one’s own stock) by a Person or group of Persons who has Beneficial Ownership of 5% or more of the combined voting power of the securities of the Company and which causes the Continuing Directors (as defined below) to cease to constitute a majority of the Board; provided, however, that neither of the events described in (i) or (ii) of this Section 8.2(d) shall be deemed to be a Change in Control if the event(s) or election(s) causing such change shall have been approved specifically for purposes of this Agreement by the affirmative vote of at least a majority of the members of the Continuing Directors.  For these purposes, a “Continuing

Director” shall mean a member of the Board (i) who is a member of the Board on the date of this Agreement, or (ii) who subsequently becomes a member of the Board and who either (x) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are Directors on the date hereof, or (y) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are described in clauses (i) and (ii) (including clause (ii)(y)), as applicable.

                              (e)      Notwithstanding anything to the contrary in this Section 8.2, if any of the payments or other compensation to be made to Executive pursuant to this Section 8.2 are determined to be “parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount of such payments or other compensation shall be reduced to the largest amount which would not constitute “parachute payments” as so defined.

                              (f)      Executive’s right to receive any of the payments or other compensation (including, without limitation, loan forgiveness) to be made to Executive pursuant to this Section 8.2 shall be contingent on Executive providing  the Company a full and complete release of all known and unknown claims against the Company and its representatives.

          9.     Confidentiality and Non-Solicitation.  It is specifically understood and agreed that some of the Company’s business activities are secret in nature and constitute trade secrets, or are otherwise confidential and/or proprietary in nature, including but not limited to the Company’s “know-how,” methods of business and operations, and property and financial analyses and reports (all such information, “Proprietary Information”).  All of the Company’s Proprietary Information is and shall be the sole property of the Company for its own exclusive use and benefit, and Executive agrees that upon termination of her employment for any reason whatsoever, she shall return to the Company all Proprietary Information in her possession or under her control.  Executive further agrees that she shall hold all of the Company’s Proprietary Information in strictest confidence and shall not at any time, either during or after her employment by the Company, use or disclose, or permit the use or disclosure of, the same for her own benefit or for the benefit of others, unless authorized to do so by the Company’s written consent or by a contract or agreement to which the Company is a party or by which it is bound.  The provisions of this Section 9 shall perpetually survive the termination of the Agreement, and Executive shall likewise be bound by all other agreements between her and the Company relating in any way to the protection of the

Company’s Proprietary Information.  For a period of one year following any termination of this Agreement, Executive shall not recruit, attempt to hire, direct, assist others in recruiting or hiring, or encourage any employee of the Company to terminate his or her employment with the Company or to accept employment with any subsequent employer or business with whom Executive is affiliated in any way.

          10.     Arbitration.  If a dispute arises between Company and Executive concerning this Agreement, or in any way relating to Executive’s employment by the Company and/or the termination thereof, the disputed matter shall first be submitted to mandatory mediation, such mediation to be conducted in the City of San Francisco pursuant to the then-current rules of the Judicial Arbitration and Mediation Services (“JAMS”) by a mediator affiliated with JAMS, or by such other mediator as is mutually agreeable to the parties.  If the mediation does not successfully resolve such dispute, then the dispute shall be submitted to mandatory, final, and binding arbitration in the City of San Francisco, California in accordance with the employment arbitration rules of the American Arbitration Association (“AAA Rules”).  Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the disputed matter.  The arbitrators shall apply the law of the State of California in making any determination hereunder.  Notwithstanding anything to the contrary which may now or hereafter be contained in the AAA Rules, the parties agree any such arbitration shall be conducted before a panel of three arbitrators, who shall be compensated for their services at a rate to be determined by the American Arbitration Association in the event the parties are not able to agree upon their rate of compensation.  Each party shall have the right to appoint one arbitrator (to be appointed within twenty days of the notice of a dispute to be resolved by arbitration hereunder), and the two arbitrators so chosen shall mutually agree upon the selection of the third, impartial arbitrator.  The majority decision of the arbitrators will be final and conclusive upon the parties hereto.  The parties hereby acknowledge and agree that final and binding arbitration shall be the sole and exclusive means of resolving any such dispute, that they waive all rights to a civil court action, and that the dispute shall be fully and finally resolved by the arbitrators and shall not be resolved by a jury or a court.

          11.     Taxes; Withholdings.  All compensation payable by the Company to the Executive under this Agreement which is or may become subject to withholding under the Code or other pertinent provisions of laws or regulation shall be reduced for all applicable income and/or employment taxes required to be withheld.

          12.     Administration by the Board.  The Board, or its Compensation Committee as determined by the Board, shall be (i) solely responsible for the interpretation and administration of this Agreement, and the Stock Loans, and (ii) entitled to modify this Agreement and the Stock Loans (including, without limitation, performance criteria and targets) as necessary or appropriate to achieve the purposes and intents of the same in light of changing or extenuating circumstances.  All such actions, decisions, and modifications regarding this Agreement or the Stock Loans made in good faith by the Board, or by its Compensation Committee, shall be final and binding on Executive.

          13.     Upon Termination of this Agreement.  The Company shall have the right, without any notice to the Executive, to offset any amounts payable to the Company under any of the Stock Loans against any amount payable to the Executive pursuant to this Agreement.

          14.     Miscellaneous.

                    14.1     Written notices required by this Agreement shall be sent to Company or Executive by certified mail, with a return receipt requested, to Company’s registered address and to Executive’s last shown address on Company’s records, respectively.  Such notice shall be deemed to be delivered two days after mailing.

:	If to Company	BRE Properties, Inc.
Forty Four Montgomery Street, Suite 3600
San Francisco, CA 94104-4809
Attn: Frank McDowell

	With Copy to:	Farella Braun & Martel LLP
235 Montgomery Street, Suite 3000
San Francisco, CA 94104
Attn: Daniel E. Cohn, Esq.

	If to Executive:	Constance B. Moore
82 Sunflower Drive
Santa Fe, NM 87506

                    14.2     This Agreement contains the full and complete understanding of the parties and supersede all prior representations, promises, agreements, and warranties, whether oral or written.

                    14.3     This Agreement shall be governed by and interpreted according to the laws of the State of California.

                    14.4     With respect to the Company, this Agreement shall inure to the benefit of and be binding upon any successors or assigns of Company.  With respect to Executive, this Agreement shall not be assignable but shall inure to the benefit of estate of Executive or her legal successor upon death or disability.

                    14.5     The captions of the various sections of this Agreement are inserted only for convenience and shall not be considered in construing this Agreement.

                    14.6     This Agreement can be modified, amended, or any of its terms waived only by a writing signed by both parties.

                    14.7     If any provision of this Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, and the invalid, illegal, or unenforceable provision shall be limited or eliminated only to the extent necessary to remove such invalidity, illegality, or unenforceability in accordance with the applicable law at that time.

                    14.8     Without limiting the provisions of Section 10, if either party institutes arbitration proceedings pursuant to Section 10 or an action to enforce the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover reasonable attorneys’ fees, costs, and expenses except as otherwise required by law.

                    14.9     No remedy made available to Company by any of the provisions of this Agreement is intended to be exclusive of any other remedy.  Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder as well as those remedies existing at law, in equity, by statute, or otherwise.

                    14.10   Executive represents that the execution of this Agreement by Executive will not violate any other agreement to which Executive is a party.

          IN WITNESS WHEREOF, this Agreement has been executed as of the date specified in the first paragraph.

COMPANY: BRE PROPERTIES, INC.

By:	/s/ Frank C. McDowell

Its:	President and CEO

EXECUTIVE: CONSTANCE B. MOORE

/s/ Constance B. Moore

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